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                                                                     Exhibit 5.1


                                     May 30, 1996

Morrow Snowboards, Inc.
2600 Pringle Road, SE
Salem, OR  97302

         RE: 400,000 SHARES OF COMMON STOCK (NO PAR VALUE) OF MORROW SNOWBOARDS, INC. (THE "COMPANY")

Gentlemen and Ladies:

         We have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission with respect to an aggregate of 400,000 shares of Common Stock, no par value of the Company (the "Shares"), which may be issued pursuant to the Morrow Snowboards, Inc. 1990 Amended and Restated Stock Option Plan, and the Morrow Snowboards, Inc. Stock Option Plan for Non-Employee Directors (collectively, the "Plans"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

         We are of the opinion that the Shares that will be issued upon the exercise of stock options granted pursuant to the Plans have been duly authorized and that, upon the receipt of the consideration therefor in accordance with the terms of the Plans and issuance thereof by the Company, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            PERKINS COIE